Exhibit 99

FOR IMMEDIATE RELEASE

Investor and Media Contact: Robert L. Saxton
Alliance Gaming
(702) 270-7600

ALLIANCE GAMING ANNOUNCES DEFINITIVE
AGREEMENTS FOR SIGNIFICANT
DIVESTITURES OF NON-CORE ASSETS

Agreements to sell Route Division and German Wall Machine
Manufacturer; updates guidance for fiscal year 2003 and 2004

LAS VEGAS, July 2, 2003 — Alliance Gaming Corp. (NYSE: AGI) today announced that it has signed definitive agreements for the sale of its entire gaming route operations, consisting of United Coin Machine Co. (UCMC) and Video Services, Inc. (VSI), as well as its Bally Wulff subsidiary. The sale of these businesses will allow Alliance Gaming Corp. (Alliance) to continue to focus its efforts on its core asset, Bally Gaming and Systems. Additional details for each transaction are summarized as follows:

Route Division:

•	United Coin Machine Company, a wholly-owned subsidiary of Alliance, is a Nevada based route operator with offices in Las Vegas and Reno, and operates more than 8,000 gaming devices. Alliance has entered into a definitive agreement to sell 100 percent of the stock in UCMC to privately-held Century Gaming, Inc., headquartered in Missoula, Mont. Century currently has route operations throughout Montana. The total consideration to be received is based on a multiple of 12 months trailing EBITDA at the time of closing (as defined in the sale agreement). The total consideration is currently estimated at $127 million, which consists of $103 million in cash, $18 million of 10% Pay-in-Kind Preferred Stock and assumption of approximately $6 million of liabilities. The closing of this transaction is subject to customary closing conditions, including that the business achieve a minimum EBITDA of $21 million during a defined period of time prior to closing and that the buyer obtain the necessary gaming licenses. The transaction is expected to close in early calendar 2004.

•	Video Services, Inc., is a New Orleans-based route operator of which Alliance, through a wholly-owned subsidiary, owns 49 percent. VSI operates 710 gaming devices in 9 off-track betting facilities throughout the New Orleans extended metro area. Alliance and the owners of the remaining stock have entered into a definitive agreement to sell 100 percent of VSI’s stock to Gentilly Gaming, LLC. The all-cash transaction is subject to customary closing conditions and is expected to close on June 30, 2004. Concurrent with the sale agreement, VSI has entered into a 12-month operating agreement extension under terms and conditions that are the same as the existing agreement with the Fair Grounds Corporation.

Wall Machines:

•	Bally Wulff, a wholly-owned subsidiary of Alliance based in Berlin, Germany, manufactures German wall machines. Alliance has entered into a definitive agreement to sell 100 percent of the stock of Bally Wulff to a private equity investment group advised by Orlando Management GmbH in a $16.5 million all-cash transaction. The sale is expected to close on or before July 31, 2003. The Company will take a charge in the quarter ending June 30, 2003, to reflect the lower valuation of this business as a result of the sale.

As a result of the Company’s adoption of a formal plan of disposition for each of these businesses, they will be treated as “discontinued operations” in accordance with generally accepted accounting principles (GAAP) both prospectively and retroactively, as of June 30, 2003. Discontinued operations are classified as assets held for sale, and therefore annual depreciation and amortization expense of approximately $6.8 million ($0.13 net of tax) will no longer be recognized for the fiscal year that begins July 1, 2003.

Refinancing

The Company is actively reviewing proposals for refinancing of both its $190 million Senior Term Credit facility and its $150 million 10 percent Subordinated Notes due 2007 and callable as of August 1, 2003 at a price of 103.3% of the principal amount. Such refinancing, should it be completed, would occur in the first quarter of fiscal 2004, at which time the Company would record a pre-tax charge of approximately $12 million ($0.16 net of tax) to write-off previously capitalized debt issue costs and early retirement bond premium.

Updated Guidance for Fiscal Year 2003 and 2004

For fiscal year 2003, the Company expects to report EPS of $0.68 which includes a $0.20 charge for the write down of Bally Wulff. Excluding the write down EPS is expected to be at least $0.88 for fiscal year 2003, unchanged from prior guidance. The 2003 expected EPS will consist of approximately $0.80 from the continuing operations (Bally Gaming and Systems business unit and Casinos), $0.08 from the discontinued operations (Routes and Bally Wulff), and $(0.20) for the write down of Bally Wulff.

The Company has updated its fiscal year 2004 guidance to reflect the anticipated charge for the refinancing which is expected to be completed in September 2003 quarter. Including the $0.16 charge to write off the previously capitalized debt issue costs and the early retirement bond premium, EPS for fiscal 2004 is expected to be at least $.94 for continuing operations (Bally Gaming and Systems and Casinos), or $1.10 excluding the refinancing charge. Discontinued operations (Routes) are expected to contribute additional EPS of approximately $0.23. This guidance assumes that the UCMC sale is completed in the March 2004 quarter, the gain from which is estimated to be $0.65 per share, which is not included in the guidance shown above.

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The disclosures herein include statements that are “forward looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are subject to the safe harbor created thereby. Such forward looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward looking statements made by or on behalf of the Company. Future operating results may be adversely affected as a result of a number of factors enumerated in the Company’s public reports and prospectuses such as the impact of competition, uncertainties concerning such matters as the Company’s high leverage, its ability to service debt, its holding company structure, its operating history and recent losses, competition, product development, customer financing, sales to non-traditional gaming markets, foreign operations, dependence on key personnel, strict regulation by gaming authorities, gaming taxes and value added taxes, change in control, and other risk factors listed from time to time in the Company’s SEC reports, including but not limited to the most recent reports on Form 10-K and 10-Q.

Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The Company is engaged in the design, manufacture, distribution and operation of advanced gaming devices and systems worldwide, is currently the nation’s largest gaming machine route operator, and operates two casinos. Additional information about the company can be found on the Alliance Gaming Web site at www.alliancegaming.com.

- ALLIANCE GAMING CORP. -